Exhibit 10.2

SUSTAINABLE PROJECTS GROUP INC.

2023 EQUITY INCENTIVE PLAN

Restricted Stock Unit Award Agreement

Sustainable Projects Group Inc. (the “Company”), pursuant to its 2023 Equity Incentive Plan (as amended, the “Plan”), hereby grants an award of Restricted Stock Units to you, the Participant named below. The terms and conditions of this Award are set forth in this Restricted Stock Unit Award Agreement (the “Agreement”), consisting of this cover page and the Terms and Conditions on the following pages, and in the Plan document, a copy of which has been provided to you. Any capitalized term that is used but not defined in this Agreement shall have the meaning assigned to it in the Plan as it currently exists or as it is amended in the future.

Name of Participant: [_______]
Number of Restricted Stock Units: [_______]	Grant Date: [_______]
Vesting Schedule:
Scheduled Vesting Dates [ONE YEAR AFTER GRANT DATE] [TWO YEARS AFTER GRANT DATE] [THREE YEARS AFTER GRANT DATE]	Number of Restricted Stock Units that Vest 33% 33% 34%

By signing below or otherwise evidencing your acceptance of this Agreement in a manner approved by the Company, you agree to all of the terms and conditions contained in this Agreement and in the Plan document. You acknowledge that you have received and reviewed these documents and that they set forth the entire agreement between you and the Company regarding this Award of Restricted Stock Units. If you fail to sign or accept this Agreement by [DATE], this Award shall be void and of no further force or effect.

PARTICIPANT:	Sustainable projects group Inc.

By:
[NAME]	Name:
Title:

SUSTAINABLE PROJECTS GROUP INC.

2023 Equity Incentive Plan

Restricted Stock Unit Award Agreement

Terms and Conditions

1. Grant of Restricted Stock Units. The Company hereby confirms the grant to you, as of the Grant Date and subject to the terms and conditions in this Agreement and the Plan, of the number of Restricted Stock Units specified on the cover page of this Agreement (the “Units”). Each Unit represents the right to receive one share (“Share”) of the Company’s common stock. Prior to their settlement or forfeiture in accordance with the terms of this Agreement, the Units granted to you will be recorded for book-keeping purposes only, with the Units simply representing an unfunded and unsecured contingent obligation of the Company. Notwithstanding anything to the contrary set forth in this Agreement, (i) the effectiveness of the Units is subject to approval of the Plan by the stockholders of the Company and (ii) no Units may vest prior to approval of the Plan by the stockholders of the Company. In the event the Plan is not approved by the stockholders of the Company within 12 months of its approval by the Board, all Units awarded by this Agreement shall be null and void.

2. Restrictions Applicable to Units. Neither this Award nor the Units subject to this Award may be sold, assigned, transferred, exchanged or encumbered, voluntarily or involuntarily, other than (i) a transfer upon your death in accordance with your will, by the laws of descent and distribution or pursuant to a beneficiary designation submitted in accordance with Section 6(d) of the Plan, or (ii) pursuant to a domestic relations order. Following any such transfer, this Award shall continue to be subject to the same terms and conditions that were applicable to this Award immediately prior to its transfer. Any attempted transfer in violation of this Section 2 shall be void and without effect. The Units and your right to receive Shares in settlement of the Units under this Agreement shall be subject to forfeiture as provided in Section 5 until satisfaction of the vesting conditions set forth in Section 4.

3. No Stockholder Rights. The Units subject to this Award do not entitle you to any rights of a holder of the Company’s common stock. You will not have any of the rights of a stockholder of the Company in connection with the grant of Units subject to this Agreement unless and until Shares are issued to you upon settlement of the Units as provided in Section 6.

4. Vesting of Units. For purposes of this Agreement, “Vesting Date” means any date, including the Scheduled Vesting Dates specified in the Vesting Schedule on the cover page of this Agreement, on which Units subject to this Agreement vest as provided in this Section 4. Notwithstanding the vesting and subsequent settlement of this Award, it shall remain subject to the provisions of Section 8 of this Agreement.

(a) Scheduled Vesting. If you provide Continuous Service from the Grant Date specified on the cover page of this Agreement, then the Units will vest in the amounts and on the Scheduled Vesting Dates specified in the Vesting Schedule.

(b) Accelerated or Continued Vesting for Good Leaver. If your Continuous Service terminates prior to the final Scheduled Vesting Date due to your death or Disability, your involuntary termination by the Company without Cause, the expiration of a fixed term contract, or your resignation for Good Reason (together, as a “Good Leaver”), then all of the unvested Units shall vest as of such termination date.

5. Effect of Termination of Continuous Service. Except as otherwise provided in accordance with Section 4(b) above, if you cease to be a Service Provider, you will forfeit all unvested Units.

6. Settlement of Units. Subject to Section 8 below and Section 12(b) of the Plan, after any Units vest pursuant to Section 4 of this Agreement or Section 12(b) of the Plan, the Company shall, as soon as practicable (but no later than the 15th day of the third calendar month following the Vesting Date), cause to be issued and delivered to you (or to your personal representative or your designated beneficiary or estate in the event of your death, as applicable) one Share in payment and settlement of each vested Unit, unless otherwise provided by the Committee pursuant to Section 12(b)(2) of the Plan. Delivery of the Shares shall be effected by the issuance of a stock certificate to you, by an appropriate entry in the stock register maintained by the Company’s transfer agent with a notice of issuance provided to you, or by the electronic delivery of the Shares to a brokerage account you designate, and shall be subject to the tax withholding provisions of Section 7 and compliance with all applicable legal requirements as provided in Section 17(c) of the Plan, and shall be in complete satisfaction and settlement of such vested Units. The Company will pay any original issue or transfer taxes with respect to the issue and transfer of Shares to you pursuant to this Agreement, and all fees and expenses incurred by it in connection therewith. If the Units that vest include a fractional Unit, the Company shall round the number of vested Units up or down to the nearest whole Unit prior to issuance of Shares as provided herein. Notwithstanding the foregoing, if the ownership or issuance of Shares to you as provided herein is not feasible due to applicable exchange controls, securities or tax laws or other provisions of applicable law, as determined by the Committee in its sole discretion, or if the Committee otherwise so determines, you (or your permitted transferee) shall receive in lieu of Shares cash in an amount equal to the Fair Market Value (as of the date vesting of the Units occurs) of the Shares otherwise issuable in settlement of the vested Units, net of any amount required to satisfy withholding tax obligations as provided in Section 7 of this Agreement.

7. Tax Consequences and Withholding. No Shares will be delivered to you in settlement of vested Units unless you have made arrangements acceptable to the Company for payment of any federal, state, local or foreign withholding taxes that may be due as a result of the delivery of the Shares. You hereby authorize the Company (or any Affiliate) to withhold from payroll or other amounts payable to you any sums required to satisfy such withholding tax obligations, and otherwise agree to satisfy such obligations in accordance with the provisions of Section 14 of the Plan. You may elect to satisfy such withholding tax obligations by having the Company withhold a number of Shares that would otherwise be issued to you in settlement of the Units and that have a fair market value equal to the amount of such withholding tax obligations by notifying the Company of such election prior to the Vesting Date.

8. Forfeiture of Award and Compensation Recovery.

(a) Forfeiture Conditions. Notwithstanding anything to the contrary in this Agreement, if you cease to be Service Provider because your Continuous Service is terminated by the Company for Cause, or if, during the term of your Continuous Service with the Company and its Affiliates and for one year after such Continuous Service ends (the “Restricted Period”), you breach any of the restrictive covenants contained in Section 8(b), then (i) you shall immediately forfeit this Award and any right to receive Shares that have not yet been issued pursuant to Section 6, and (ii) with respect to Shares that have been issued pursuant to this Award, either (A) you shall return such Shares to the Company, or (B) you shall pay to the Company in cash an amount equal to the Fair Market Value of such Shares as of the respective Vesting Dates of the underlying Units.

(b) Restrictive Covenants.

(1) Non-Disclosure and Return of Confidential Information. In the course of your Service, you have or will be given access to and provided with Confidential Information, defined as information proprietary to the Company and its Affiliates and not generally known (including trade secret information) about the Company’s products, services, personnel, technology, research, development, methods, processes, systems, marketing plans, business strategies and plans, merger and acquisition targets, financial and pricing information, computer programs, source codes, models and databases, analytical models, customer lists and information, and supplier and vendor lists and information. You agree not to disclose or use Confidential Information, either during or after your Service with the Company or any Affiliate, except as necessary to perform your duties or as the Company may consent in writing. You further agree to return any and all Confidential Information, whether in hard or electronic format, regardless of the location on which such information may reside, no later than three (3) business days following the termination of your Service.

(2) No Solicitation. During your term of Service with the Company and its Affiliates and during the Restricted Period, you shall not, directly or indirectly, solicit, request, advise, induce or attempt to induce any vendor, supplier, customer or other business contact of the Company or an Affiliate to cancel, curtail, cease doing business with, or otherwise adversely change its relationship with the Company or an Affiliate.

(3) No Hire. During your term of Service with the Company and its Affiliates and during the Restricted Period, you shall not, directly or indirectly, hire, engage or solicit or induce or attempt to induce to cease working for the Company or an Affiliate, any person who is then an employee of the Company or an Affiliate or, in the case of the Restricted Period, who was an employee of the Company or an Affiliate during the six (6) month period immediately preceding your termination of Service with the Company and any Affiliate.

(4) No Competition. During your Service with the Company and its Affiliates and during the Restricted Period, you shall not, directly or indirectly, on your own behalf or on behalf of any person or entity other than the Company or an Affiliate, including as a proprietor, principal, agent, partner, officer, director, stockholder, employee, member of any association, consultant or otherwise, engage in any business that is engaged in or planning to become engaged in business competitive with the business of the Company or an Affiliate in the Restricted Territory. “Restricted Territory” means the world.

(c) Compensation Recovery Policy. In addition to those provisions in Sections 8(a) and 8(b), to the extent that this Award and any compensation associated therewith is considered “incentive-based compensation” within the meaning and subject to the requirements of Section 10D of the Exchange Act, this Award and any compensation associated therewith shall be subject to potential forfeiture or recovery by the Company in accordance with any compensation recovery policy adopted by the Board or the Committee in response to the requirements of Section 10D of the Exchange Act and any implementing rules and regulations thereunder adopted by the Securities and Exchange Commission or any national securities exchange on which the Company’s Shares are then listed. This Agreement may be unilaterally amended by the Committee to comply with any such compensation recovery policy.

(d) Remedies. The parties expressly agree that the forfeiture and repayment obligations contained in this Section 8 do not constitute the Company’s exclusive remedy for your violation of Section 8. The Company may seek any additional legal or equitable remedy, including injunctive relief, for any such violation.

9. Notices. Every notice or other communication relating to this Agreement shall be in writing and shall be mailed to or delivered (including electronically) to the party for whom it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided. Unless and until some other address is so designated, all notices or communications by you to the Company shall be mailed or delivered to the Company, to the attention of its Chief Financial Officer at its office at 2800 Post Oak Blvd., Suite 1910, TX 77056 Houston, sm@spgroupe.com, and all notices or communications by the Company to you may be given to you personally or may be mailed or, if you are still a Service Provider, emailed to you at the address indicated in the Company’s records as your most recent mailing or email address.

10. Nature of the Award. You understand that the value that may be realized, if any, from the Award is contingent, and depends on the future market price of the Company’s common stock, among other factors. You further confirm your understanding that the Award is intended to promote employee retention and stock ownership and to align employees’ interests with those of stockholders, is subject to vesting conditions and will be cancelled if vesting conditions are not satisfied.

You also understand that (i) the Plan is discretionary in nature and may be suspended or terminated by the Company at any time; (ii) the grant of an Award is voluntary and occasional and does not create any contractual or other right to receive future Awards, or benefits in lieu of Awards even if Awards have been granted repeatedly in the past; (iii) all decisions with respect to any future award will be at the sole discretion of the Company; (iv) your participation in the Plan is voluntary; (v) the value of this Award is an extraordinary item of compensation which is outside the scope of your employment contract with your actual employer, if any; (vi) this Award and past or future Awards are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; and (vii) no claim or entitlement to compensation or damages arises from termination of this Award or diminution in value of this Award, and you irrevocably release the Company and its Affiliates from any such claim that may arise.

11. Administration. You understand that the Company and its Affiliates hold certain personal information about you, including, but not limited to, information such as your name, home address, telephone number, date of birth, salary, nationality, job title, social security number, social insurance number or other such tax identity number and details of all Awards or other entitlement to shares of common stock awarded, cancelled, exercised, vested, unvested or outstanding in your favor (“Personal Data”).

You understand that in order for the Company to process your Award and maintain a record of Shares under the Plan, the Company shall collect, use, transfer and disclose Personal Data within the Company and among its Affiliates electronically or otherwise, as necessary for the implementation and administration of the Plan including, in the case of a social insurance number, for income reporting purposes as required by law. You further understand that the Company may transfer Personal Data, electronically or otherwise, to third parties, including but not limited to such third parties as outside tax, accounting, technical and legal consultants when such third parties are assisting the Company or its Affiliates in the implementation and administration of the Plan. You understand that such recipients may be located within the jurisdiction of your residence, or within the United States or elsewhere and are subject to the legal requirements in those jurisdictions. You understand that the employees of the Company, its Affiliates and third parties performing work related to the implementation and administration of the Plan shall have access to the Personal Data as is necessary to fulfill their duties related to the implementation and administration of the Plan. By accepting this Award, you consent, to the fullest extent permitted by law, to the collection, use, transfer and disclosure, electronically or otherwise, of your Personal Data by or to such entities for such purposes and you accept that this may involve the transfer of Personal Data to a country which may not have the same level of data protection law as the country in which this Agreement is executed. You confirm that if you have provided or, in the future, will provide Personal Data concerning third parties including beneficiaries, you have the consent of such third party to provide their Personal Data to the Company for the same purposes.

You understand that you may, at any time, request to review the Personal Data and require any necessary amendments to it by contacting the Company in writing. As well, you may always elect to forgo participation in the Plan or any other award program.

12. Additional Provisions.

(a) No Right to Continued Service. This Agreement does not give you a right to continued Service with the Company or any Affiliate, and the Company or any such Affiliate may terminate your Service at any time and otherwise deal with you without regard to the effect it may have upon you under this Agreement.

(b) Governing Plan Document. This Agreement and the Award are subject to all the provisions of the Plan, and to all interpretations, rules and regulations which may, from time to time, be adopted and promulgated by the Committee pursuant to the Plan. If there is any conflict between the provisions of this Agreement and the Plan, the provisions of the Plan will govern.

(c) Governing Law and Venue. This Agreement, the parties’ performance hereunder, and the relationship between them shall be governed by, construed, and enforced in accordance with the laws of the State of Texas, without giving effect to the choice of law principles thereof. The parties agree that, to the extent allowed by applicable law, any action relating to or arising out of this Agreement shall take place exclusively in the State of Texas, and you consent to the jurisdiction of the federal and/or state courts in Houston, Texas. You further consent to personal jurisdiction and venue in both such courts and to service of process by United States Mail or express courier service in any such action.

(d) Severability. The provisions of this Agreement shall be severable and if any provision of this Agreement is found by any court to be unenforceable, in whole or in part, the remainder of this Agreement shall nevertheless be enforceable and binding on the parties. You also agree that any trier of fact may modify any invalid, overbroad or unenforceable provision of this Agreement so that such provision, as modified, is valid and enforceable under applicable law.

(e) Binding Effect. This Agreement will be binding in all respects on your heirs, representatives, successors and assigns, and on the successors and assigns of the Company.

(f) Section 409A of the Code. The award of Units as provided in this Agreement and any issuance of Shares or payment pursuant to this Agreement are intended to be exempt from Section 409A of the Code under the short-term deferral exception specified in Treas. Reg. § 1.409A-l(b)(4).

(g) Electronic Delivery and Acceptance. The Company may deliver any documents related to this Restricted Stock Unit Award by electronic means and request your acceptance of this Agreement by electronic means. You hereby consent to receive all applicable documentation by electronic delivery and to participate in the Plan through an on-line (and/or voice activated) system established and maintained by the Company or the Company’s third-party stock plan administrator.

By signing the cover page of this Agreement or otherwise accepting this Agreement in a manner approved by the Company, you agree to all the terms and conditions described above and in the Plan document.